Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in each of the Statements of Additional Information and to the use of our report dated April 14, 2011, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and to the use of our report dated April 15, 2011, with respect to the financial statements of Variable Annuity Account XIV – EliteDesigns® Variable Annuity, included in Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-138540) of Variable Annuity Account XIV and the related Statement of Additional Information accompanying the Prospectus for the EliteDesigns® Variable Annuity.

Kansas City, Missouri
April 15, 2011